Exhibit 99.1

FOR IMMEDIATE RELEASE	Ref: 09-30

Contact:	Tabitha Zane
Vice President, Investor Relations
919-431-1529

Highwoods Properties Reports Third Quarter Results

$0.62 FFO per Share

Raises and Narrows 2009 FFO Guidance to $2.59 to $2.62 per Share

Previously $2.52 to $2.60 per Share

RALEIGH, NC – October 28, 2009 – Highwoods Properties, Inc. (NYSE: HIW), the largest owner and operator of suburban office properties in the Southeast and NAIOP’s 2009 Developer of the Year, today reported results for the three and nine months ended September 30, 2009.

Ed Fritsch, President and CEO, stated, “We are pleased to enter the fourth quarter with a strong and healthy balance sheet that gives us a competitive leasing advantage and boosts our ability to pursue acquisition and build-to-suit development opportunities. We have zero drawn on our $450 million credit facility, no debt maturities during the remainder of 2009 and 2010 and $54 million of available cash.”

“Our third quarter FFO results of $0.62 per share were solid. Occupancy in our wholly-owned portfolio was 87.8%, compared to 88.0% in the second quarter, and occupancy in our office portfolio, 88.6% at quarter end, continues to outperform overall market occupancy, excluding the Triad. We continue to focus on leasing and operating our existing portfolio of high-quality, differentiated assets as effectively and efficiently as possible. While economic conditions are choppy, by leveraging our ability to fund tenant improvements and leasing commissions, we are winning more than our fair share of deals,” added Mr. Fritsch.

The Company also raised and narrowed its 2009 Funds from Operations (“FFO”) guidance range from $2.52 to $2.60 per diluted share to $2.59 to $2.62 per diluted share.

Third Quarter and Nine Month Financial Results

For the third quarter of 2009, the Company reported net income available for common stockholders of $10.3 million, or $0.14 per diluted share. Net income available for common stockholders for the third quarter of 2008 was $12.2 million, or $0.21 per diluted share. Net income per diluted share in the third quarter of 2009 included $0.02 from gain on the early extinguishment of debt and the favorable cash settlement of a real estate-related legal claim. These gains were offset by $0.01 per diluted share relating to impairment charges on non-core depreciable assets. Net income per diluted share in the third quarter of 2008 included $0.05 from gains on sales of depreciable assets and $0.03 of land sale gains. The Company reported no impairment charges in the third quarter of 2008.

Highwoods Properties

For the nine months ended September 30, 2009, net income available for common stockholders was $54.3 million, or $0.81 per diluted share. For the nine months ended September 30, 2008, net income available for common stockholders was $37.1 million, or $0.64 per diluted share. Net income per diluted share in the first nine months of 2009 included $0.31 from gains on sales of depreciable assets, $0.02 from gains on debt extinguishments and $0.01 relating to the favorable legal settlement mentioned in the preceding paragraph. Net income per diluted share in the first nine months of 2008 included $0.19 from gains on sales of depreciable assets and $0.03 of land sale gains.

FFO for the third quarter of 2009 was $46.4 million, or $0.62 per diluted share, compared to $44.6 million, or $0.71 per diluted share, for the third quarter of 2008. For the nine months ended September 30, 2009, FFO was $143.3 million, or $2.02 per diluted share, compared to FFO of $130.3 million, or $2.10 per diluted share, for the nine months ended September 30, 2008. The Company noted that diluted shares for the three- and nine-month periods ended September 30, 2009 were higher than the same periods a year ago due to the Company’s recent equity offerings.

The following items were included in the determination of net income for the three and nine months ended September 30, 2009 and 2008:

	3 Months Ended		3 Months Ended
	9/30/09		9/30/08
	(000)	Per Share	(000)	Per Share
Land sale gains, net of impairments	$15	$0.00	$1,727	$0.03
Lease termination income	124	0.00	436	0.01
Straight line rental income	535	0.01	967	0.02
Capitalized interest	1,154	0.02	2,106	0.03
Gains on for-sale residential condos, net of partner’s interest	160	0.00	-	-
Preferred stock redemption/repurchase charges	-	-	(108)	0.00
Gains on sales of depreciable assets	19	0.00	3,155	0.05
Gain on debt extinguishment	657	0.01	-	-
Gain on settlement of legal claim	1,050	0.01	-	-
Impairments of depreciable assets (1)	(576)	(0.01)	-	-

	9 Months Ended		9 Months Ended
	9/30/09		9/30/08
	(000)	Per Share	(000)	Per Share
Land sale gains, net of impairments	$139	$0.00	$1,816	$0.03
Lease termination income	1,433	0.02	2,362	0.04
Straight line rental income	2,787	0.04	5,263	0.08
Capitalized interest	3,975	0.06	6,912	0.11
Gains on for-sale residential condos, net of partner’s interest	1,005	0.01	-	-
Preferred stock redemption/repurchase charges	-	-	(108)	0.00
Gains on sales of depreciable assets (2)	21,905	0.31	11,926	0.19
Gains on debt extinguishments	1,287	0.02	-	-
Gain on settlement of legal claim	1,050	0.01	-	-
Impairments of depreciable assets (1)	(576)	(0.01)	-	-

(1)	2009 amounts include $199,000 representing the Company’s share of an impairment recorded by an unconsolidated joint venture.

(2)	2009 amounts include $781,000, or $0.01 per share, representing the Company’s share of a gain recorded by an unconsolidated joint venture.

Highwoods Properties

Third Quarter 2009 Highlights

•

Average in-place cash rental rates across the Company’s total portfolio grew 3.6% compared to the third quarter of 2008. Average in-place cash rental rates across the Company’s office portfolio increased 2.9% from the same period a year ago.

•

Same property net operating income from continuing operations, excluding straight line rent and termination fee income, for the three- and nine months ended September 30, 2009, decreased 3.2% and 2.9%, respectively, from the corresponding periods of 2008. Excluding the impact from customers in Raleigh who moved within our portfolio from same properties to RBC Plaza, with 78% more square feet leased, same property net operating income would have decreased by 2.3% and 2.0%, respectively, for the three and nine month periods of 2009.

•

On August 6, the Company closed two secured loans totaling $162.3 million. These financings consisted of a $115.0 million, 6.5-year secured loan at a fixed rate of 6.875%, secured by a pool of 10 assets, and a $47.3 million, 7-year secured loan at a fixed rate of 7.5%, secured by the office portion of RBC Plaza. The Company used a portion of the proceeds to pay off in full the $91 million then outstanding under its $450 million unsecured credit facility. There are currently no amounts drawn under the facility.

•

$75 million of office development was placed into service; the FBI build-to-suit field office in Jackson, Mississippi, and GlenLake Six and CentreGreen V, both in Raleigh. On a weighted average dollar basis, these three properties were 83% pre-leased.

•

The Company sold seven RBC Plaza condominiums in the third quarter and another six units subsequent to September 30, 2009. Since receiving the first certificate of occupancy on October 13, 2008, the Company has sold 91 units, or 65% of the total available for sale, for $37.1 million of total proceeds and a $5.5 million gain. Six units are currently under contract.

Funds from Operations Outlook

For 2009, the Company now expects FFO per diluted share to be in the range of $2.59 to $2.62. This estimate reflects management’s view of current and future market conditions, including assumptions with respect to rental rates, occupancy levels, operating and general and administrative expenses, interest rates, gains from land and condominium sales and the timing and impact of development deliveries and includes dilution from completed and potential property dispositions during 2009. FFO guidance excludes any gains or impairments associated with depreciable properties or joint venture interests, as well as unusual charges or credits that may occur during the remainder of the year. FFO guidance is based on 72.0 million diluted shares outstanding for full year 2009. Factors that could cause actual 2009 FFO results to differ materially from Highwoods’ current expectations are discussed below and are also detailed in the Company’s 2008 Annual Report on Form 10-K.

Highwoods Properties

Management’s outlook for 2009 is based on the following operating assumptions:

	Low	High
Year End Occupancy	87.5%	88.0%
Total Cash NOI Growth	+1.0%	+1.5%
G&A Expenses (1)	$35.0M	$36.0M
Lease Termination Income	$1.4M	$1.5M
Gains from Land and Residential Condominium Sales	$1.4M	$1.7M
Straight Line Rental Income	$3.2M	$3.6M
Dispositions	$69M	$85M
Acquisitions	$0M	$100M
Development Starts	$4.6M	$4.6M

(1)	Includes $1.3 million in deferred compensation expense due to a projected increase in the value of third party mutual funds held by the Company in its nonqualified deferred compensation plan for 2009. Any such change in G&A expenses is fully offset by an increase in “Other Income” and has no net impact on FFO.

Supplemental Information

A copy of the Company’s third quarter 2009 Supplemental Information that includes financial, leasing and operational statistics is available in the “Investor Relations/Financial Supplementals” section of the Company’s Web site at www.highwoods.com. You may also obtain a copy of all Supplemental Information published by the Company by contacting Highwoods Investor Relations at 919-431-1529/ 800-256-2963 or by e-mail to HIW-IR@highwoods.com. If you would like to receive future Supplemental Information packages by e-mail, please contact the Investor Relations department as noted above or by written request to: Investor Relations Department, Highwoods Properties, Inc., 3100 Smoketree Court, Suite 600, Raleigh, NC 27604.

Conference Call

Tomorrow, Thursday, October 29, at 10:00 a.m. Eastern time, Highwoods will host a teleconference call to discuss the matters outlined in this press release. For US/Canada callers, dial (800) 891-6979. A live, listen-only Web cast can be accessed through the Company’s Web site at www.highwoods.com under the “Investor Relations” section.

Non-GAAP Information

Funds from Operations (“FFO”): We believe that FFO and FFO per share are beneficial to management and investors and are important indicators of the performance of any equity real estate investment trust (“REIT”). Because FFO and FFO per share calculations exclude such factors as depreciation and amortization of real estate assets and gains or losses from sales of operating real estate assets (which can vary among owners of identical assets in similar conditions based on historical cost accounting and useful life estimates), they facilitate comparisons of operating performance between periods and between other REITs. Our management believes that historical cost accounting for real estate assets in accordance with GAAP implicitly assumes that the value of real estate assets diminishes predictably over time. Since real estate values have historically risen or fallen with market conditions, many industry investors and analysts have considered the presentation of operating results for real estate companies that use historical cost accounting to be insufficient by

Highwoods Properties

themselves. As a result, management believes that FFO and FFO per share, together with the required GAAP presentations, provide a more complete understanding of our performance relative to our competitors and a more informed and appropriate basis on which to make decisions involving operating, financing and investing activities.

FFO and FFO per share as disclosed by other REITs may not be comparable to our calculation of FFO and FFO per share as described below. FFO and FFO per share are non-GAAP financial measures and therefore do not represent net income or net income per share as defined by GAAP. Net income and net income per share as defined by GAAP are the most relevant measures in determining our operating performance because FFO and FFO per share include adjustments that investors may deem subjective, such as adding back expenses such as depreciation and amortization. Furthermore, FFO per share does not depict the amount that accrues directly to the stockholders’ benefit. Accordingly, FFO and FFO per share should never be considered as alternatives to net income or net income per share as indicators of our operating performance.

FFO as defined by NAREIT is calculated as follows:

•	Net income (loss) computed in accordance with GAAP;

•	Less dividends to holders of preferred stock and less excess of preferred stock redemption cost over carrying value;

•	Plus depreciation and amortization of assets uniquely significant to the real estate industry;

•	Less gains, or plus losses, from sales of depreciable operating properties (but excluding impairment losses) and excluding items that are classified as extraordinary items under GAAP;

•	Plus or minus adjustments for unconsolidated partnerships and joint ventures (to reflect Funds from Operations on the same basis); and

•	Plus or minus adjustments for depreciation and amortization and gains/(losses) on sales

In calculating FFO, the Company adds back net income attributable to non-controlling interests in its operating partnership, which we believe is consistent with standard industry practice for REITs that operate through an UPREIT structure. The Company believes that it is important to present FFO on an as-converted basis since all of the operating partnership units not owned by the Company are redeemable on a one-for-one basis for shares of the Company’s common stock. The Company’s FFO calculations are reconciled to net income in a table included with this release.

Net operating income from continuing operations (“NOI”): The Company defines NOI as “Rental and other revenues” from continuing operations less “Rental property and other expenses” from continuing operations. Management believes that NOI is a useful supplemental measure of the Company’s property operating performance because it provides a performance measure of the revenues and expenses directly involved in owning real estate assets, and provides a perspective not immediately apparent from net income or FFO. Other REITs may use different methodologies to calculate NOI and accordingly the Company’s NOI may not be comparable to other REITs. The Company’s NOI calculations are reconciled to “Income before disposition of property and condominiums and equity in earnings of unconsolidated affiliates” and to “Rental and other revenues” and “Rental property and other expenses” in a table included with this release.

Same property NOI from continuing operations: The Company defines same property NOI as NOI for the Company’s in-service properties included in continuing operations that were wholly-owned during the entirety of the periods presented (from January 1, 2008 to September 30, 2009). The Company’s same property NOI calculations are reconciled to NOI in a table included with this release.

Highwoods Properties

About the Company

Highwoods Properties, Inc., a member of the S&P MidCap 400 Index, is a fully integrated, self-administered real estate investment trust (“REIT”) that provides leasing, management, development, construction and other customer-related services for its properties and for third parties. At September 30, 2009, the Company owned or had an interest in 380 in-service office, industrial and retail properties encompassing approximately 35.4 million square feet. Highwoods also owned 580 acres of development land. Highwoods is based in Raleigh, North Carolina, and its properties and development land are located in Florida, Georgia, Iowa, Missouri, Mississippi, North Carolina, South Carolina, Tennessee and Virginia. For more information about Highwoods Properties, please visit our Web site at www.highwoods.com.

Certain matters discussed in this press release, such as expected 2009 financial and operational results and the related assumptions underlying our expected results and the timing and impact of anticipated financing and investment activity, are forward-looking statements within the meaning of the federal securities laws. These statements are distinguished by use of the words “will”, “expect”, “intend” and words of similar meaning. Although Highwoods believes that the expectations reflected in such forward-looking statements are based upon reasonable assumptions, it can give no assurance that its expectations will be achieved.

Factors that could cause actual results to differ materially from Highwoods’ current expectations include, among others, the following: the financial condition of our customers could deteriorate; speculative development by others could result in excessive supply of properties relative to customer demand; development, acquisition, reinvestment, disposition or joint venture projects may not be completed as quickly or on as favorable terms as anticipated; we may not be able to lease or re-lease space as quickly as anticipated or on as favorable terms as old leases; difficulties in obtaining additional capital to satisfy our future cash needs or increases in interest rates could adversely impact our ability to fund important business initiatives and increase our debt service costs; our Southeastern and Midwestern markets may suffer declines in economic growth; our banking and joint venture partners may suffer financial difficulties that adversely impact their ability to satisfy their contractual obligations to us; and others detailed in the Company’s 2008 Annual Report on Form 10-K and subsequent SEC reports.

Tables Follow

Highwoods Properties

Highwoods Properties, Inc.

Consolidated Statements of Income

(Unaudited and in thousands, except per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2009	2008	2009	2008

Rental and other revenues	$114,229	$112,755	$340,508	$336,054

Operating expenses:
Rental property and other expenses	42,939	40,911	123,114	118,976
Depreciation and amortization	32,637	31,458	98,443	92,405
General and administrative	9,485	8,885	27,286	29,362

Total operating expenses	85,061	81,254	248,843	240,743
Interest expenses:
Contractual	20,001	22,995	60,525	69,803
Amortization of deferred financing costs	627	714	1,978	2,038
Financing obligations	706	783	2,151	2,287

	21,334	24,492	64,654	74,128

Other income:
Interest and other income	3,324	1,017	6,615	3,406
Gains on debt extinguishments	657	-	1,287	-

	3,981	1,017	7,902	3,406

Income from continuing operations before disposition of property and condominiums and equity in earnings of unconsolidated affiliates	11,815	8,026	34,913	24,589
Gains on disposition of property	34	1,745	247	1,852
Gains on for-sale residential condominiums	187	-	823	-
Equity in earnings of unconsolidated affiliates	682	1,214	3,844	4,723

Income from continuing operations	12,718	10,985	39,827	31,164
Discontinued operations:
Income from discontinued operations	232	1,602	2,381	5,417
Net gains/(losses) from discontinued operations	(377)	3,137	20,639	11,890

	(145)	4,739	23,020	17,307

Net income	12,573	15,724	62,847	48,471
Net (income) attributable to noncontrolling interests in the Operating Partnership	(591)	(812)	(3,339)	(2,544)
Net (income) attributable to noncontrolling interests in consolidated affiliates	(24)	(201)	(158)	(590)
Dividends on preferred stock	(1,677)	(2,451)	(5,031)	(8,127)
Excess of preferred stock redemption/repurchase cost over carrying value	-	(108)	-	(108)

Net income available for common stockholders	$10,281	$12,152	$54,319	$37,102

Earnings per common share - basic:
Income from continuing operations available for common stockholders	$0.15	$0.13	$0.49	$0.36
Income from discontinued operations available for common stockholders	-	0.08	0.32	0.28

Net income available for common stockholders	$0.15	$0.21	$0.81	$0.64

Weighted average common shares outstanding - basic	70,902	58,998	66,912	57,893

Earnings per common share - diluted:
Income from continuing operations available for common stockholders	$0.14	$0.13	$0.49	$0.36
Income from discontinued operations available for common stockholders	-	0.08	0.32	0.28

Net income available for common stockholders	$0.14	$0.21	$0.81	$0.64

Weighted average common shares outstanding - diluted	75,072	63,228	71,024	62,176

Net income available for common stockholders:
Income from continuing operations available for common stockholders	$10,418	$7,711	$32,642	$20,910
Income/(loss) from discontinued operations available for common stockholders	(137)	4,441	21,677	16,192

Net income available for common stockholders	$10,281	$12,152	$54,319	$37,102

Highwoods Properties

Highwoods Properties, Inc.

Consolidated Balance Sheets

(Unaudited and in thousands)

	September 30,	December 31,
	2009	2008
Assets:
Real estate assets, at cost:
Land	$344,052	$346,889
Buildings and tenant improvements	2,815,800	2,811,810
Development in process	62,075	61,938
Land held for development	99,206	98,946

	3,321,133	3,319,583
Less-accumulated depreciation	(762,068)	(712,597)

Net real estate assets	2,559,065	2,606,986
For sale residential condominiums	17,094	24,284
Real estate and other assets, net, held for sale	13,779	14,447
Cash and cash equivalents	42,069	13,757
Restricted cash	17,995	2,258
Accounts receivable, net of allowance of $2,776 and $1,281, respectively	19,847	23,687
Notes receivable, net of allowance of $578 and $459, respectively	3,246	3,602
Accrued straight-line rents receivable, net of allowance of $2,573 and $2,082, respectively	81,896	79,597
Investment in unconsolidated affiliates	66,207	67,723
Deferred financing and leasing costs, net of accumulated amortization of $51,929 and $52,434, respectively	70,259	72,783
Prepaid expenses and other	38,308	37,046

Total Assets	$2,929,765	$2,946,170

Liabilities, Noncontrolling Interests in the Operating Partnership and Equity:
Mortgages and notes payable	$1,472,585	$1,604,685
Accounts payable, accrued expenses and other liabilities	129,477	135,609
Financing obligations	35,043	34,174

Total Liabilities	1,637,105	1,774,468
Noncontrolling interests in the Operating Partnership	124,705	111,278
Equity:
Preferred stock	81,592	81,592
Common stock	711	636
Additional paid-in capital	1,753,276	1,616,093
Distributions in excess of net earnings	(669,183)	(639,281)
Accumulated other comprehensive loss	(3,979)	(4,792)

Total Stockholders’ Equity	1,162,417	1,054,248
Noncontrolling interests in consolidated affiliates	5,538	6,176

Total Equity	1,167,955	1,060,424

Total Liabilities, Noncontrolling Interests in the Operating Partnership and Equity	$2,929,765	$2,946,170

Highwoods Properties

Highwoods Properties, Inc.

Funds from Operations

(Unaudited and in thousands, except per share amounts)

	Three Months Ended September 30,		Nine months Ended September 30,
	2009	2008	2009	2008
Funds from operations:
Net income	$12,573	$15,724	$62,847	$48,471
Net (income) attributable to noncontrolling interests in the Operating Partnership	(591)	(812)	(3,339)	(2,544)
Net (income) attributable to noncontrolling interests in consolidated affiliates	(24)	(201)	(158)	(590)
Dividends on preferred stock	(1,677)	(2,451)	(5,031)	(8,127)
Excess of preferred stock redemption/repurchase cost over carrying value	-	(108)	-	(108)

Net income available for common stockholders	10,281	12,152	54,319	37,102
Add/(deduct):
Depreciation and amortization of real estate assets	32,131	30,987	97,003	90,933
(Gains) on disposition of depreciable properties	(19)	(18)	(108)	(36)
Net (income) attributable to noncontrolling interests in the Operating Partnership	591	812	3,339	2,544
Unconsolidated affiliates:			-	-
Depreciation and amortization of real estate assets	3,352	3,136	9,825	9,466
(Gains) on disposition of depreciable properties	-	-	(781)	-
Discontinued operations:			-	-
Depreciation and amortization of real estate assets	52	652	756	2,187
(Gains) on disposition of depreciable properties	-	(3,137)	(21,016)	(11,890)

Funds from operations	$46,388	$44,584	$143,337	$130,306

Funds from operations per share - diluted:
Net income available for common stockholders	$0.14	$0.21	$0.81	$0.64
Add/(deduct):
Depreciation and amortization of real estate assets	0.43	0.49	1.37	1.46
(Gains) on disposition of depreciable properties	-	-	-	-
Unconsolidated affiliates:
Depreciation and amortization of real estate assets	0.05	0.05	0.14	0.15
(Gains) on disposition of depreciable properties	-	-	(0.01)	-
Discontinued operations:
Depreciation and amortization of real estate assets	-	0.01	0.01	0.04
(Gains) on disposition of depreciable properties	-	(0.05)	(0.30)	(0.19)

Funds from operations per share - diluted	$0.62	$0.71	$2.02	$2.10

Weighted average shares outstanding - diluted	75,072	63,228	71,024	62,176

Highwoods Properties

Highwoods Properties, Inc.

Net Operating Income Reconcilation

(Unaudited and in thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2009	2008	2009	2008

Income before disposition of property and condominiums and equity in earnings of unconsolidated affiliates	$11,815	$8,026	$34,913	$24,589

Other income/(expense)	(3,981)	(1,017)	(7,902)	(3,406)
Interest expense	21,334	24,492	64,654	74,128
General and administrative expense	9,485	8,885	27,286	29,362
Depreciation and amortization expense	32,637	31,458	98,443	92,405

Net operating income from continuing operations	71,290	71,844	217,394	217,078

Less - non same property and other net operating income	7,942	5,337	22,720	12,712

Total same property net operating income from continuing operations	$63,348	$66,507	$194,674	$204,366

Rental and other revenues	$114,229	$112,755	$340,508	$336,054
Rental property and other expenses	42,939	40,911	123,114	118,976

Total net operating income from continuing operations	71,290	71,844	217,394	217,078

Less - non same property and other net operating income	7,942	5,337	22,720	12,712

Total same property net operating income from continuing operations	$63,348	$66,507	$194,674	$204,366